Exhibit 10.3

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of December 5, 2014, by and among VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), the other Credit Parties signatory hereto, the Lenders signatory hereto and GOLDMAN SACHS BANK USA, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Lenders (in such capacity, “Collateral Agent”).

RECITALS

A.           Company, Holdings, the other Credit Parties, Lenders and Administrative Agent are parties to a certain Credit and Guaranty Agreement, dated as of May 2, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;

B.           Certain Events of Default have occurred and are continuing, including, without limitation, the Events of Default set forth on Schedule A to this Amendment (the “Designated Defaults”);

C.           Company, Holdings and Vertex Refining OH, LLC (“Vertex Refining OH”), an Ohio limited liability company, desire to acquire certain assets of Heartland Group Holdings, LLC (“Heartland”), a Delaware limited liability company, (such acquisition, the “Heartland Acquisition”) pursuant to that certain Asset Purchase Agreement by and among Company, Holdings, Vertex Refining OH and Heartland dated effective as of October 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time); and

D.           Notwithstanding the Designated Defaults, Company has requested that the  Administrative Agent and Lenders consent to the Heartland Acquisition and amend certain provisions of the Credit Agreement and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders executing this Amendment are willing to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A.  ACKNOWLEDGEMENT OF DEFAULT; RESERVATION OF RIGHTS

1.      Each Credit Party acknowledges and agrees that as of the First Amendment Effective Date, the outstanding principal amount of the Term Loan was $39,400,000.00. The foregoing amount does not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Credit Documents.

2.      Each Credit Party acknowledges and agrees that (i) each of the Designated Defaults constitutes an Event of Default that has occurred and is continuing, (ii) none of the Designated Defaults has been cured or waived as of the date hereof, and (iii) except for the Designated Defaults, no other Events of Default have occurred and are continuing as of the date hereof.  Each of the Designated Defaults permits the Administrative Agent, Collateral Agent and Lenders (i) to accelerate the Obligations, (ii) to require payment of accrued default interest in respect of the Obligations (as of any date from and after the date on which the first Designated Default first occurred) and to convert all LIBOR Rate Loans into Base Rate Loans, (iii) to commence any legal or other action to collect any or all of the Obligations from any or all of Company, the other Credit Parties, and any other person liable therefor and/or any Collateral, (iv) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral, (v) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, other Credit Documents or applicable law, and (vi) to reject any forbearance, financial restructuring or other proposal made by or on behalf of Company, any other Credit Party or any creditor or equity holder.

3.      Each Credit Party further acknowledges and agrees that (i) nothing in this Amendment, including, without limitation, the amendments set forth in Section B and the consent set forth in Section C, constitutes a waiver, consent or agreement to forbear with respect to the Designated Defaults, and (ii) both prior to and after giving effect to this Amendment, the Administrative Agent, Collateral Agent and Lenders retain all rights, powers, privileges and remedies under the Credit Agreement, other Credit Documents and/or applicable law, including without limitation, the rights and remedies referred to in Section A(2).

B.   AMENDMENTS

1.      Section 1.1 of the Credit Agreement is amended by inserting the following new definition in appropriate alphabetical order:

“First Amendment Effective Date” means December 5, 2014.

“Heartland Acquisition” means the acquisition by Vertex Refining OH of certain assets of Heartland Group Holdings, LLC, a Delaware limited liability company, pursuant to and in accordance with the terms set forth in the Heartland Purchase Agreement and this Agreement, and the payment by the Company of the transaction costs and expenses associated with such acquisition.

“Heartland Acquisition Documents” means the Heartland Purchase Agreement, the Vertex OH Shared Services Agreement, the Escrow Agreement (as defined in the Heartland Purchase Agreement), all leases of Vertex Refining OH with the Seller (as defined in the Heartland Purchase Agreement) and each other document entered into by Holdings or any of its Subsidiaries in connection with the Heartland Acquisition.

“Heartland Purchase Agreement” means that certain Asset Purchase Agreement, dated effective as of October 21, 2014, among Holdings, Company, Vertex Refining OH and Heartland Group Holdings, LLC, a Delaware limited liability company, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of November 26, 2014, and that certain Second Amendment to Asset Purchase Agreement, dated as of December 5, 2014.

“Vertex OH Shared Services Agreement” means that certain Shared Services Agreement, dated as of December 5, 2014, between Vertex Refining OH and Company, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Vertex Refining OH” means Vertex Refining OH, LLC, an Ohio limited liability company.

2.      Section 1.1 of the Credit Agreement is further amended by making the following modifications to the definitions of “Consolidated Adjusted EBITDA”, “Permitted Acquisition” and “Subsidiary”:

a.	the definition of “Consolidated Adjusted EBITDA” is amended by inserting the following new language at the end thereof:

Notwithstanding the foregoing, Vertex Refining OH shall be excluded from Consolidated Adjusted EBITDA pursuant to the  definition of “Subsidiary”.

b.
the definition of “Permitted Acquisition” is amended by inserting the words “or (except with respect to the Heartland Acquisition) Vertex Refining OH” immediately after the words “Vertex Refining NV” and immediately prior to the parentheses; and

c.	the definition of “Subsidiary” is amended by replacing such definition in its entirety with the following:

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Notwithstanding the foregoing, Vertex Refining OH and, to the extent that the Bango Acquisition is consummated and unless and until (x) the Bango Acquisition is consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent and (y) the Vertex NV EBITDA Election Notice has been delivered, Vertex Refining NV shall be deemed not to be Subsidiaries of Holdings solely for purposes of the definitions of Consolidated Adjusted EBITDA, Consolidated Capital Expenditures, Consolidated Cash Interest Expense, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Excess Cash Flow, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Liquidity, Consolidated Net Income, Consolidated Pro Forma Adjusted EBITDA, Consolidated Total Debt, Consolidated Working Capital, Consolidated Working Capital Adjustment, Fixed Charge Coverage Ratio and Leverage Ratio.

3.      Section 2.13 of the Credit Agreement is amended by replacing Section 2.13(c) in its entirety with the following:

(c)   Issuance of Equity Securities.  On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, or (ii) for purposes approved in writing by Administrative Agent), Company shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to Persons who are not Affiliates of Holdings, including reasonable legal fees and expenses. Notwithstanding the foregoing, no mandatory prepayment of the Term Loans shall be required (i) from the net proceeds of the Post Close Equity Raise or (ii) to the extent that the net proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings are used (w) to prepay Capital Leases in an amount not to exceed $10,000,000 in the aggregate after the Closing Date, (x) for working capital purposes in an amount not to exceed $5,000,000, (y) to fund the working capital of Vertex Refining NV prior to the Vertex NV Ring Fence Termination Date and to fund working capital of Vertex Refining OH or (z) in connection with a Permitted Acquisition.

4.      Section 5.1 of the Credit Agreement is amended by replacing Sections 5.1(a) and 5.1(b) in their entirety with the following:

(a)   Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month (including months which began prior to the Closing Date), the consolidated balance sheet of Holdings and its Subsidiaries and consolidating balance sheets of each of Vertex Refining NV and Vertex Refining OH, in each case as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of each of Vertex Refining NV and Vertex Refining OH, in each case for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated balance sheets of Holdings and its Subsidiaries and the consolidating balance sheets of each of Vertex Refining NV and Vertex Refining OH, in each case as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of each of Vertex Refining NV and Vertex Refining OH, in each case for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

5.      Section 5.14(a) of the Credit Agreement is amended by inserting the following new language at the end thereof:

Holdings will cause the Credit Parties not to commingle their funds or assets with those of Vertex Refining OH, which shall maintain separate books and records, assets and funds for all purposes.

6.      Section 6.1(c) of the Credit Agreement is amended by inserting the following new language at the end thereof:

provided, further, that Vertex Refining OH shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement;

7.      Section 6.1 is further amended by inserting the following new paragraph at the end thereof:

Notwithstanding the foregoing, at no time shall (x) Vertex Refining OH incur any Indebtedness pursuant to subsections (b), (c), (e), (g)(x), (g)(y) or (h) above, (y) the Company nor any other Subsidiary Guarantor lend any Indebtedness to Vertex Refining OH pursuant to subsection (b) above or guarantee any Indebtedness of Vertex Refining OH pursuant to subsection (e) above or (z) the accounts, inventory or other assets of Vertex Refining OH be included in the Borrowing Base (as defined in the ABL Credit Agreement).

8.      Section 6.2(a) of the Credit Agreement is amended by inserting the following new language at the end thereof:

provided, further, that no Liens on assets of Vertex Refining OH shall be permitted to secure Indebtedness permitted under Section 6.1(c) and 6.1(h);

9.      Section 6.7(b) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

(b)   equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Guarantor Subsidiary of Company; provided, that (x) no Investment may be made in Vertex Refining OH other than from the net cash proceeds from contemporaneous equity issuances by Holdings and (y) prior to the Vertex NV Ring Fence Termination Date, no Investment may be made in Vertex Refining NV other than equity Investments funded from the Vertex Refining Cash Collateral Account in accordance with Section 5.14(b) or from the net cash proceeds from contemporaneous equity issuances by Holdings;

10.      Section 6.7(c) of the Credit Agreement is amended by inserting the following new language at the end thereof:

provided, further, that no intercompany loans may be made to Vertex Refining OH;

11.      Section 6.7 of the Credit Agreement is further amended by (i) inserting “; and” at the end of Section 6.7(f), immediately prior to the period and (ii)  inserting the following new clause (g) immediately after Section 6.7(f):

(g)   Investments by Holdings in Vertex Refining OH to the extent funded with a contemporaneous issuance of common Capital Stock by Holdings.

12.      Section 6.8 of the Credit Agreement is amended by inserting the following new Section 6.8(f) at the end thereof:

(f)   Minimum Vertex OH Liquidity.  Holdings shall not permit unrestricted Cash and Cash Equivalents held by Vertex OH to be less than $500,000 at any time from and after the First Amendment Effective Date.

13.      Section 6.9(a) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

(a)   any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, that (x) in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (y) in no event shall Vertex Refining OH or, unless and until the Vertex NV Ring Fence Termination Date has occurred, Vertex Refining NV be merged with or into Holdings or any of its other Subsidiaries, be liquidated, wound up or dissolved, or have all or any part of its business, property or assets conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any of its other Subsidiaries;

14.      Section 6.9(i) of the Credit Agreement is amended by inserting the words “or Vertex Refining OH” immediately after the word “ESource”.

15.      Section 6.11 of the Credit Agreement is amended by inserting the following new language at the end thereof, immediately prior to the period:

; provided, further, that Vertex Refining OH shall not sell and lease back any property with Holdings or any of its other Subsidiaries

16.      Section 6.12 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

Section 6.12.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) Administrative Agent has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between Company and any Guarantor Subsidiary (except that unless and until the Vertex NV Ring Fence Termination Date has occurred, Vertex Refining NV shall not enter into any transaction with Holdings or its other Subsidiaries unless such transaction is subject to and in accordance with a master shared services agreement approved in writing by the Administrative Agent or otherwise approved in writing by the Administrative Agent); (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions under and in accordance with the Vertex OH Shared Services Agreement; (e) the purchase by Benjamin Paul Cowart, trustee of the Benjamin Paul Cowart 2012 GRAT U/A dated April 17, 2012 and by Shelley T. Cowart, trustee of the Shelley T. Cowart 2012 GRAT U/A dated April 17, 2012 (collectively, the "Cowart GRATs") of $1,500,000 of Capital Stock on or about the First Amendment Effective Date and the issuance by Holdings of warrants to the Cowart GRATs in connection therewith, the proceeds of which shall be contributed by Holdings to Vertex Refining OH and (f) transactions described in Schedule 6.12.  Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

17.      Section 6.14 of the Credit Agreement is amended by inserting the words “or Vertex Refining OH” immediately after the words “Vertex Refining NV” in clause (f) of such Section.

18.      Section 6.15 of the Credit Agreement is amended by inserting the following sentence at the end of such Section:

No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Heartland Acquisition Document without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

C.   CONSENT AND RESERVATION OF RIGHTS

Notwithstanding the failure of the Heartland Acquisition to satisfy the requirements of clauses (i), (ii), (iii), (vi), (vii), and (viii)(z) of the definition of “Permitted Acquisition” and the failure of the Credit Parties to satisfy the requirements of Sections 5.10 and 5.11 of the Credit Agreement with respect to Vertex Refining OH and the assets acquired in the Heartland Acquisition, subject to the conditions set forth in Section E below, the Administrative Agent and Lenders hereby (x) consent to the Heartland Acquisition and waive the requirements of clauses (i), (ii), (iii), (vi), (vii) and (viii)(z) of the definition of “Permitted Acquisition solely with respect to the Heartland Acquisition, (y) waive the requirements of Sections 5.10 and 5.11 with respect to Vertex Refining OH and the assets acquired in the Heartland Acquisition and (z) waive the prohibition on any Credit Party or its Subsidiaries becoming directly or indirectly liable to pay any “earn-out” or other deferred purchase price obligations with respect to any acquisition permitted under Section 6.9(h) or (i), solely with respect to any earn-out obligations incurred by Vertex Refining OH under the Heartland Purchase Agreement; provided, that (1) the Heartland Acquisition satisfies clauses (iv), (v), (viii)(y), (ix) and (x) of the definition of “Permitted Acquisition”, (2) the only cash consideration payable by the Credit Parties in connection with the Heartland Acquisition shall be (x) funded with the proceeds of a substantially contemporaneous issuance of common Capital Stock of Holdings and/or (y) following the closing date of the Heartland Acquisition, funded by internally generated cash flow of Vertex Refining OH,  and (3) except as permitted under clause (2), the only consideration payable in connection with the Heartland Acquisition is common Capital Stock of Holdings.

The Credit Parties acknowledge that (x) the consideration paid in connection with the Heartland Acquisition shall be included for purposes of determining whether clause (i) of the definition of “Permitted Acquisitions” is satisfied with respect to any future acquisitions and (y)
pursuant to Section 6.20, no Credit Party may make any “earn-out” payments or other similar payments if a Default or Event of Default exists at the time of such payment or would arise after giving effect to any such payment, unless such payment is made with common Capital Stock of Holdings, and the Company shall provide notice to the Administrative Agent prior to making any such payment, which notice shall demonstrate pro forma compliance with Section 6.8(d) after giving effect to such payment.

The Credit Parties acknowledge that, by consenting to the Heartland Acquisition and granting the foregoing waivers, the Administrative Agent and the Lenders have not waived the Designated Defaults and each of Administrative Agent and the Lenders expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, other Credit Documents and/or applicable law.  Each of Administrative Agent and the Lenders may exercise their respective rights, powers, privileges and remedies, including those set forth in the Credit Agreement, other Credit Documents or applicable law, at any time in its sole and absolute discretion without further notice.  No oral representations or course of dealing on the part of any Agent, any Lender or any of their respective officers, employees or agents, and no failure or delay by any Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, other Credit Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

D.   RELEASE

1.      In consideration of, among other things, Administrative Agent’s, Collateral Agent’s and the Lenders’ execution and delivery of this Agreement, each of Company and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against Administrative Agent, Collateral Agent and the Lenders party hereto in any capacity and their respective affiliates, subsidiaries, and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Credit Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among Company and the other Credit Parties, on the one hand, and any or all of Administrative Agent, Collateral Agent or the Lenders party hereto, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof.  In entering into this Agreement, Company and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.  The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and payment in full of the Obligations.

2.      Company and other Credit Parties each hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of Company, any other Credit Party, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Credit Documents, this Amendment or any other document executed and/or delivered in connection herewith or therewith; provided, that neither Company nor any other Credit Party shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Company and other Credit Parties each agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law.  The foregoing indemnity shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and the payment in full of the Obligations.

3.      Each of Company and other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Company or any other Credit Party pursuant to Section D(1) hereof.  If Company, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, Company and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

E.   CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, including, without limitation, the amendments contained in Section B and the consent contained in Section C, and the Company shall have no rights hereunder until satisfaction of the following conditions precedent on or prior to December 5, 2014:

1.
The Administrative Agent and Lenders shall have received each of the following documents, each dated as of the date hereof and in form and substance satisfactory to the Administrative Agent and Lenders:

a.	executed counterparts to this Amendment from Company, each of the Guarantors and the Lenders;

b.	a fully executed amendment to the ABL Credit Agreement which consents to the Heartland acquisition;

c.	a fully executed copy of the Vertex OH Shared Services Agreement;

d.
fully executed copies of the Heartland Purchase Agreement (including all schedules and exhibits thereto), all amendments to the Heartland Purchase Agreement, and each other material document entered into in connection with the Heartland Acquisition, including, without limitation, the Escrow Agreement (as defined in the Heartland Purchase Agreement) and all leases with the Seller (as defined in the Heartland Purchase Agreement), each certified as being true, correct and complete by an Authorized Officer of Company;

e.
(i) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of acquired in the Heartland Acquisition, together with copies of all such filings disclosed by such search, and (ii) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

f.
a title report issued by a title company reasonably satisfactory to the Collateral Agent with respect to each Real Estate Asset to be purchased by Vertex Refining OH in the Heartland Acquisition, dated not more than thirty days prior to the First Amendment Effective Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein;

g.
reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Real Estate Assets to be acquired or leased in the Heartland Acquisition, which reports shall include a Phase I Report for each of the Real Estate Assets specified by Administrative Agent; and

h.
payoff or release letters from the lenders holding Liens on the assets to be acquired in the Heartland Acquisition together with all documents or instruments necessary to release all Liens securing Indebtedness owed to such lenders.

2.
The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent demonstrating that on the date hereof, immediately after giving effect to this Amendment, the Heartland Acquisition and all other transactions contemplated to occur on the date hereof, Vertex Refining OH shall have unrestricted Cash and Cash Equivalents held in a separate account in the name of Vertex Refining OH in an amount at least equal to $1,500,000;

3.
The Administrative Agent shall have received copies of all required consents, releases and terminations of liens and claims under the Heartland Purchase Agreement, including, without limitation, those set forth on Schedules 6.02(d) and 7.03(b) to the Heartland Purchase Agreement and the Heartland Acquisition shall have been consummated in compliance with (a) all applicable Requirements of Law and (b) the terms and provisions of the Heartland Purchase Agreement; the Heartland Acquisition Documents shall not have been amended, restated, supplemented or otherwise modified and no term thereof shall have been waived without the prior written consent of the Administrative Agent; and

4.
The Administrative Agent shall have received reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent).

5.
The Administrative Agent shall have received correspondence in form and substance reasonably satisfactory to Administrative Agent from Reinhart Boerner Van Deuren s.c. ("Reinhart") to the effect that Reinhart has received not less than $1,500,000 in its client trust account from the issuance of Capital Stock by Holdings to the Cowart GRATs, and that upon the closing of the Heartland Acquisition and the execution and delivery of this Amendment by all parties hereto and the execution and delivery of the amendment referred to in Section E.1.b. hereof by all parties thereto, that Reinhart will transfer all such amounts to Vertex Refining OH.

F.   REPRESENTATIONS

To induce the Lenders, Collateral Agent and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders, Collateral Agent and Administrative Agent that:

1.           Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

2.           The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

3.           The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lenders.

4.            The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

5.            This Amendment has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date, and, other than the Designated Defaults, no Default or Event of Default has occurred and is continuing as of the date hereof.

G.   OTHER AGREEMENTS

1.           Continuing Effectiveness of Loan Documents.  As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

2.           Reaffirmation of Guaranty.  Holdings and each other Guarantor consents to the execution and delivery by the Company of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of Company to the Lenders or any other Obligation of Company, or any actions now or hereafter taken by the Lenders with respect to any Obligation of Company, the Guaranty to which any Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of each Guarantor under the Guaranty to which such Guarantor is a party.

3.           Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Collateral Agent and the Lenders under the Credit Agreement and the other Credit Documents, including, without limitations, Liens granted under the Mortgages, are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4.           APPLICABLE LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

5.           No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

6.           Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

7.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Amendment.

9.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

VERTEX ENERGY OPERATING, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX ENERGY, INC.
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX ACQUISITION SUB, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX MERGER SUB, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX REFINING NV, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer

VERTEX REFINING LA, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
CEDAR MARINE TERMINALS, LP CROSSROAD CARRIERS, L.P. VERTEX RECOVERY, L.P. H & H OIL, LP.
By: Vertex II GP, LLC, as sole general partner of each of the foregoing
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX II GP, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
GOLDEN STATE LUBRICANTS WORKS, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer

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GOLDMAN SACHS BANK USA, a New York State-Chartered Bank, as Administrative Agent, Collateral Agent and Lender
By: /s/ Stephen W. Hipp Stephen W. Hipp Authorized Signatory

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Schedule A

a)
Event of Default under Section 8.1(a) of the Credit Agreement due to the failure of the Company to prepay the Term Loans pursuant to Section 2.13(g) of the Credit Agreement in an amount equal to $6,299,567.00 due to (x) Consolidated Total Debt exceeding (y) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on August 31, 2014, multiplied by the maximum Leverage Ratio permitted under Section 6.8(b) of the Credit Agreement with respect to the Fiscal Quarter ending on June 30, 2014.

b)
Event of Default under Section 8.1(a) of the Credit Agreement due to the failure of the Company to prepay the Term Loans pursuant to Section 2.13(g) of the Credit Agreement in an amount to be determined due to (x) Consolidated Total Debt exceeding (y) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on September 30, 2014, multiplied by the maximum Leverage Ratio permitted under Section 6.8(b) of the Credit Agreement with respect to the Fiscal Quarter ending on September 30, 2014.

c)
Events of Default under Section 8.1(b) of the Credit Agreement due to the failure of the Company to satisfy the requirements of Items 2, 3, 4 and 6 of that certain Post-Closing Letter Agreement, dated May 2, 2014, among the Company, Holdings and the ABL Agent in violation of Section 11.2 of the ABL Credit Agreement;

d)
Event of Default under Section 8.1(b)(iii) of the Credit Agreement due to the occurrence and continuation of “Defaults” (as defined in the ABL Credit Agreement) under the ABL Credit Agreement as set forth in greater detail in that certain Notice of Event of Default, dated as of November 6, 2014.

e)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to timely deliver to Administrative Agent and Lenders the financial statements set forth in Sections 5.1(a), 5.1(d) and 5.1(v) for the month ending on September 30, 2014.

f)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with Section 5.13 to immediately deposit the net cash proceeds from the Post Close Equity Raise into the Vertex Refining Cash Collateral Account.

g)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Section 6.8(a) by permitting the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter ending September 30, 2014 to be less than 1.10:1.00;

h)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Section 6.8(b) by permitting the Leverage Ratio as the last day of Fiscal Quarter ending September 30, 2014 to exceed 4.00:1.00;

i)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Section 6.8(c) by permitting the Consolidated Adjusted EBITDA as of the end of the Fiscal Quarter ending September 30, 2014 to be less than $7,750,000;

j)
Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Section 6.8(d) by permitting the Consolidated Liquidity to be less than $3,000,000 at any time from and after the Closing Date;

k)	Event of Default under Section 8.1(c) of the Credit Agreement due to the formation of Vertex Refining OH in violation of Section 6.13 of the Credit Agreement;

l)
Events of Default under Section 8.1(c) of the Credit Agreement due to the entry by Holdings into non-binding Letters of Intent with certain third parties in violation of Section 6.14 of the Credit Agreement;

m)	Event of Default under Section 8.1(c) of the Credit Agreement due to the entry by Company into that certain Consulting Agreement with Heartland Group Holdings, LLC dated July 18, 2014.

n)
Event of Default under Section 8.1(c) of the Credit Agreement due to the entry by Holdings into that certain Asset Purchase Agreement, dated as of October 21, 2014 with certain third parties in violation of Section 6.14 of the Credit Agreement; and

o)
Events of Default under Section 8.1(e) of the Credit Agreement due to the failure of the Company to satisfy the requirements of (i) Items 6 and 8 of Schedule 5.15 within thirty days following the dates set forth on such Schedule 5.15 and (ii) Items 2, 3, 4 and 9 of Schedule 5.15 within ninety days following the dates set forth on such Schedule 5.15 in violation of Section 5.15 of the Credit Agreement.

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